Exhibit 99.1

                                                                         N E W S
CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

             CIMAREX ENERGY ANNOUNCES YEAR END RESERVES AND PROVIDES
                               OPERATIONAL UPDATE

DENVER, February 7, 2006 - Cimarex Energy Co. (NYSE: XEC) today reported year-end 2005 proved reserves of 1.393 trillion cubic feet equivalent (Tcfe), a 210 percent increase over year-end 2004. Proved reserves are 72 percent gas and 81 percent proved developed. Excluded from year-end 2005 reserves are 35.0 billion cubic feet equivalent (Bcfe) classified as equity investments and 62.5 Bcfe associated with divestitures.

Reserves added from the Magnum Hunter Resources, Inc. acquisition and other transactions totaled 887.6 Bcfe. Reserves added by drilling and revisions totaled 247.8 Bcfe and replaced 192 percent of production.

                                                              DECEMBER 31, 2005
                                                --------------------------------------------
                                                     GAS             OIL            TOTAL
                                                ------------    ------------    ------------
                                                   (MMcf)          (MBbl)          (MMcfe)
Total proved reserves
Beginning of year                                    364,641          14,063         449,019
    Revisions of previous estimates                    9,534             270          11,154
    Extensions and discoveries                       209,758           4,477         236,620
    Purchase of reserves                             531,862          59,288         887,590
    Production                                      (100,272)         (4,804)       (129,096)
    Sales of properties                              (11,041)         (8,584)        (62,545)
                                                ------------    ------------    ------------
End of year                                        1,004,482          64,710       1,392,742

Proved developed reserves                            820,244          51,521       1,129,370
Equity investment proved reserves not
 included above (1)                                   16,914           3,012          34,986

COSTS INCURRED - 2005 ($ MM)
Acquisition of  Magnum Hunter and other
 properties                                                                     $      1,862
Exploration and development                                                              601
                                                                                ------------
 Total oil and gas expenditures                                                 $      2,463

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(1)  The Financial Accounting Standards Board (FASB) pronouncement EITF No. 04-5
     "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" was effective in June 2005. This pronouncement resulted in certain entities acquired as part of the Magnum Hunter merger not being consolidated.

EXPLORATION AND DEVELOPMENT ACTIVITY

Cimarex drilled 382 gross (210.4 net) wells during 2005, realizing a success rate of 88 percent. Exploration and development (E&D) capital expenditures for 2005 totaled $601 million, up 115 percent over 2004. At the present time we have 35 rigs under contract and expect 2006 E&D expenditures will approximate $1 billion.

MID-CONTINENT
-------------

Cimarex drilled 185 gross (93.4 net) wells in the Mid-Continent region during 2005 realizing a 96 percent success rate. The drilling principally occurred in the Texas Panhandle and the Anadarko Basin. In the Texas Panhandle Granite Wash formation, Cimarex drilled 36 gross (27.5 net) wells with a 100 percent success rate. Gross proved reserves for these wells averaged 1.0 Bcfe per well. Four operated rigs are currently drilling in the Granite Wash play, six are in the Anadarko Basin and two others are in southern Oklahoma.

PERMIAN BASIN
-------------

In the Permian Basin, Cimarex drilled 117 gross (75.0 net) wells during 2005 and had an 87 percent success rate. The majority of the drilling occurred in southeast New Mexico where 74 gross (45.7 net) wells were drilled with a 95 percent success rate in the Morrow, Atoka and Strawn formations. Gross proved reserves averaged 1.3 Bcfe per well. In the west Texas portion of the Permian, Cimarex drilled 43 gross (29.3 net) wells including: thirteen Devonian wells in the Arbol de Nada field, of Winkler County and two Elleburger/Wolf Camp wells in Val Verde County's Will-O field. Cimarex currently has eight operated rigs drilling in southeast New Mexico and three in Texas.

GULF COAST
----------

Cimarex drilled 44 gross (27.7 net) Gulf Coast area wells during 2005, realizing a 66 percent success rate. The majority of the drilling occurred in Liberty County, Texas; southern Louisiana; south Texas; and Mississippi. The Liberty County program targets the Yegua and Cook Mountain formations at 10,500 feet. In 2005, Cimarex drilled 14 gross (9.3 net) wells in this project realizing a 50 percent success rate. As a result of successful drilling, Liberty County gross production increased to 72 MMcfe per day in 2005, an 80 percent increase over 2004.

In the fourth quarter of 2005, Cimarex drilled a discovery in Vermilion Parish, Louisiana. The Donald Harrington #1 (100% working interest) at the Cherokee Creek prospect was drilled to a total depth of 16,200 feet and was perforated in a 90 foot gross interval in the Marg tex formation. First production occurred in mid-January 2006 at a rate of 26 million cubic feet of gas and 150 barrels of condensate.

Cimarex plans to have two or three rigs operating continuously throughout 2006 in south Louisiana and two in Liberty County.

GULF OF MEXICO
--------------

Including wells drilled by Magnum Hunter prior to closing, Cimarex drilled or participated in 31 gross (10.9 net) wells in the Gulf of Mexico during 2005. Of these, 82 percent were completed as producers. Ten operated wells were drilled, mostly in the Main Pass and West Cameron areas, and we participated as a non-operator in 21 wells. The non-operated wells were drilled in the East Cameron, West Cameron and South Timbalier areas. Of the 31 gross wells, five were initiated and completed by Cimarex since the June 7, 2005 closing of the Magnum Hunter merger.

Cimarex drilled the West Cameron Block 295 #3 (30% working interest) in the fourth quarter of 2005. The #3 well was drilled to a depth of 16,286 feet and logged 110 feet of net (94 feet true vertical depth) pay in two zones. Production is expected to commence during May 2006 at a rate of approximately 10 MMcf per day.

Hurricane and other storm related activity is estimated to have negatively impacted production by 41-45 MMcfe/d in the fourth quarter. At December 31, 2005 the amount of production curtailed because of the hurricanes was approximately 20-25 MMcfe/d, the majority of which is expected to be restored by the end of the first quarter 2006.

At the present time, Cimarex has two rigs working on company-operated wells, one in Federal waters and one in state waters offshore Louisiana.

CONFERENCE CALL AND WEB CAST

Cimarex will release its fourth-quarter 2005 financial results on Wednesday February 15, 2006 before the market opens and will host a follow-up conference call and web cast at 11 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 800-322-0079 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com.

ABOUT CIMAREX ENERGY

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and other risks that are described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, neither Cimarex nor its management can guarantee that the anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com